Contacts: Francesca Marraro (media relations) Christine Saenz (investor relations) (212) 857-5442 (212) 857-5986

fmarraro@hms.com csaenz@hms.com

HMS ACQUIRES CHAPMAN KELLY
Company Expands Dependent Eligibility and Claim Audit Services

NEW YORK, NY, September 7, 2010 – HMS (NASDAQ:HMSY) today announced it has acquired privately-held Chapman Kelly. Based in the metropolitan Louisville, Kentucky area, Chapman Kelly provides dependent eligibility audits to large, self-insured employers, as well as plan and claims audits to both employers and managed care organizations.

“Chapman Kelly is a major force in the dependent eligibility audit services market,” said Bill Lucia, Chief Executive Officer of HMS. “Their addition to HMS not only allows us to provide dependent eligibility audit services to employers of all sizes, but also augments our claim audit offering for healthcare plans,” he added. “We are particularly excited about the Chapman Kelly technology platform, which will significantly streamline audit processes for clients.”

Chapman Kelly has worked with more than 35 Fortune 500 companies, analyzing over $10 billion of claims data.

The purchase price was $13 million paid in cash. HMS projects this transaction to add approximately $1.5 million in revenues and have no impact to earnings per share, for the fiscal year ending December 31, 2010.

About HMS (NASDAQ:HMSY)
HMS is the nation’s leader in coordination of benefits and program integrity services for healthcare payors. HMS’s clients include health and human services programs in more than 40 states; commercial programs, including commercial plans, employers, and over 100 Medicaid managed care plans; the Centers for Medicare and Medicaid Services (CMS); and Veterans Administration facilities. As a result of the company’s services, clients recover over $1 billion annually, and save billions of dollars more in erroneous payments.

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